Exhibit 20

Providence and Worcester Railroad Company

Contact: Mary A. Tanona

75	Hammond Street

Worcester, MA 01610

Phone (508) 755-4000, ext. 365

Fax (508) 795-0748

Press Release

Providence and Worcester Railroad Company

Announces Labor Agreement

Worcester, MA, August 10, 2006, Providence and Worcester Railroad Company (AMEX: “PWX”) today announced that it has entered into an eight-year collective bargaining agreement with the Transportation Communications International Union (“TCU”), whose members are all of the Company’s clerical employees. It is believed that this is the longest-term contract the TCU has entered into with any railroad.

P. Scott Conti, the Company’s President, said, “We are pleased with the results of the negotiations and believe this agreement is good for both the Company and the Union.”

In October 2005 the Company announced that it had entered into an eight-year agreement with the United Transportation Union, which represents all of the Company’s train service employees.

The Company is a regional freight railroad operating in the states of Massachusetts, Rhode Island, Connecticut and New York. The Company transports a wide variety of commodities, including construction aggregate, iron and steel products, chemicals, lumber, scrap metals, plastic resins, cement, coal, construction and demolition debris, processed foods and edible food stuffs, such as frozen foods, corn syrup and animal and vegetable oils. By agreement with a private operator, the Company also operates two approved custom bonded intermodal yards in Worcester, MA, primarily for the movement of container traffic from the Far East destined for points in New England.

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This release contains “forward-looking statements” within the meaning of section 21E of the Securities and Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic condition, and changing competition which could cause actual results to differ materially from those indicated herein. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact Person:	P&W:	Mary A. Tanona
(508) 755-4000 (x365)